Exhibit 4.1

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE, dated as of March 3, 2010 (this “Guaranty Agreement”), is being entered into by and between PiRod, Inc., Valmont Coatings, Inc., Valmont Newmark, Inc., Valmont Group Pty Ltd, Valmont Queensland  Pty Ltd (each a “Guarantor” and collectively the “Guarantors”), Valmont Industries, Inc. (the “Company”), and Wells Fargo Bank, National Association (the “Trustee”), in connection with the Indenture dated as of May 4, 2004 (the “Indenture”), among the Company, each of the Company’s subsidiaries that are signatories thereto, and the Trustee, as trustee under the Indenture.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

RECITALS:

A.            The Guarantors are foreign subsidiaries of the Company, both organized and existing under the laws of Australia.

B.            Pursuant to a Senior Unsecured Bridge Credit Agreement by and among the Company, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto (the “Credit Agreement”) and a Revolving Credit Agreement by and among the Company, certain Subsidiaries of the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and certain other lenders from time to time party thereto (the “Revolving Credit Agreement”), the Guarantors have guaranteed Senior Indebtedness of the Company.

The Guarantors agree as follows:

SECTION 1.01. Guaranties. Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Guaranty Agreement notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Subsidiary Guarantor or Guarantor) under the Indenture, the Securities or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Securities or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 1.06 of this Guaranty Agreement, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

This Guaranty Agreement is, to the extent and in the manner set forth in Article 12 of the Indenture, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Senior Indebtedness of the Guarantor giving such Guaranty Agreement and such Guaranty Agreement is made subject to such provisions of the Indenture.

Except as expressly set forth in Sections 8.01(b) of the Indenture, and Sections 1.02 and 1.06 of this Guaranty Agreement, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations guaranteed hereby until payment in full of all Obligations and all obligations to which the Obligations are subordinated as provided in Article 12 of the Indenture.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 of the Indenture for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 1.02. Limitation on Liability. Any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby Guaranteed without rendering the Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 1.03. Successors and Assigns. This Guaranty Agreement shall be binding upon each Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

SECTION 1.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Guaranty Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Guaranty Agreement at law, in equity, by statute or otherwise.

SECTION 1.05. Modification. No modification, amendment or waiver of any provision of this Guaranty Agreement, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 1.06. Release of Guarantor. A Guarantor will be released from its obligations under this Guaranty Agreement (other than any obligation that may have arisen under Section 1.07 of this Guaranty Agreement)

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Guarantor) or other disposition (including by way of consolidation or merger) of a Guarantor,

(2) upon the sale or disposition of all or substantially all the assets of such Guarantor,

(3) upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture,

(4) at such time as such Guarantor does not have any Indebtedness outstanding that would have required such Guarantor to enter into a Guaranty Agreement pursuant to Section 4.11 of the Indenture and the Company provides an Officers’ Certificate to the Trustee certifying that no such Indebtedness is outstanding and that the Company elects to have such Guarantor released from this Guaranty Agreement, or

(5) upon defeasance of the Securities pursuant to Article 8 of the Indenture, or

(6) upon the discharge of the Company’s obligations in accordance with the Indenture;

provided, however, that in the case of clauses (1) and (2) above, (i) such sale or other disposition is made to a Person other than the Company or a Subsidiary of the Company, (ii) such sale or disposition is otherwise permitted by the Indenture and (iii) the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.06 of the Indenture.

At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release.  The Company will deliver to the Trustee with such request an Officers’ Certificate and an Opinion of Counsel, each stating that, as required by Section 13.04 of the Indenture, all conditions precedent under the Indenture have been complied with and that such release is authorized and permitted hereunder.

SECTION 1.07. Contribution. Each Guarantor that makes a payment under the Guaranty Agreement shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other guarantor of the Guaranteed Obligations in an amount equal to such other Guarantor’s or Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors and Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTORS:

Signed sealed and delivered by Valmont Group Pty Ltd ACN 142 189 295 in accordance with s127 of the Corporations Act 2001 (Cth) in the presence of:

VALMONT GROUP PTY LTD

By:	/s/ E. Robert Meaney
Name:	E. Robert Meaney
Title:	Director

By:	/s/ Roger Andrew Massey
Name:	Roger Andrew Massey
Title:	Director

Signed sealed and delivered by Valmont Queensland Pty Ltd ACN 142 183 800 in accordance with s127 of the Corporations Act 2001 (Cth) in the presence of:

VALMONT QUEENSLAND PTY LTD

By:	/s/ E. Robert Meaney
Name:	E. Robert Meaney
Title:	Director

By:	/s/ Roger Andrew Massey
Name:	Roger Andrew Massey
Title:	Director

PIROD, INC.

By:	/s/ Terry J. McClain
Name:	Terry J. McClain
Title:	Chief Financial Officer

VALMONT COATINGS, INC.

By:	/s/ Terry J. McClain
Name:	Terry J. McClain
Title:	President

VALMONT NEWMARK, INC.

By:	/s/ Terry J. McClain
Name:	Terry J. McClain
Title:	Executive Vice President

COMPANY:

VALMONT INDUSTRIES, INC.

By:	/s/ Terry J. McClain
Name:	Terry J. McClain
Title:	Senior Vice President & Chief Financial Officer

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President